Exhibit 99.2

Supplemental Agreement to the Joint Investment Agreement

This Supplemental Agreement to the Joint Investment Agreement (hereafter this “Supplemental Agreement”) dated July 16, 2021 is entered into by and among the following parties, which have been established and exist in accordance with the laws of the Republic of Korea.

(1)

DoubleU Games Co., Ltd., established and maintained in accordance with the laws of the Republic of Korea and headquartered in 16F, Gangnam Finance Center, 152, Teheran-ro (Yeoksam-dong), Gangnam-gu, Seoul, Korea (hereinafter “DoubleU Games”);

(2)

Double Down Interactive Co., Ltd., established and maintained in accordance with the laws of the Republic of Korea and headquartered in 13F, Gangnam Finance Center, 152, Teheran-ro (Yeoksam-dong), Gangnam-gu, Seoul, Korea (hereinafter the “Target Company”);

(3)

STIC Special Situation Private Equity Fund (hereinafter “STIC”), established and maintained in accordance with the laws of the Republic of Korea and headquartered in 12, Teheran-ro 78-gil (Daechi-dong), Gangnam-gu, Seoul; and

(4)

STIC Special Situation Diamond Limited (hereinafter “STIC SPC”), established and maintained in accordance with the laws of the Republic of Korea and headquartered in 12, Teheran-ro 78-gil (Daechi-dong) , Gangnam-gu, Seoul (DoubleU Games, Target Company, STIC and STIC SPC are collectively referred to as the “Parties”, each individually referred to as a “Party”).

Preamble

(A)

On April 11, 2017, DoubleU Games and STIC entered into a Joint Investment Agreement to agree upon, among others, certain matters regarding investment in the Target Company (formerly known as The8Games Co., Ltd.), establishment of DoubleU Diamond LLC, shareholding and operation of the relevant companies (hereinafter referred to as the “Investment Agreement”).

(B)

On May 15, 2020, the Parties entered into a separate agreement related to the Joint Investment Agreement to provide for additional agreements regarding the Investment Agreement (hereinafter referred to as the “Relevant Agreement”).

(C)

The Target Company is currently preparing for an initial public offering (hereinafter referred to as the “IPO”) by listing the American Depositary Share (hereinafter referred to as “ADS”) to be issued by the Target Company on the Nasdaq Stock Market in the United States pursuant to Article 3.1 of the Investment Agreement.

(D)

Pursuant to Article 3.2 of the Investment Agreement, DoubleU Games is required to allocate 50% or more of shares as notified by STIC in the sale of existing shares for a qualified initial public offering of the Target Company.

(E)

Pursuant to Section 3 of the Underwriting Agreement (hereinafter referred to as the “Underwriting Agreement”) to be entered into by and among STIC SPC, the Target Company, and B. Riley Securities, Inc., the Underwriters (as defined in the Underwriting Agreement; hereinafter referred to as the “Underwriters”) will have a right to purchase ADS of the Target Company from STIC SPC for the IPO (in addition to the originally allocated sale shares) (hereinafter referred to as the “Over-allotment Option”).

(F)	The Parties intend to hereby provide additional agreements regarding shares of the Target Company held by STIC SPC.

The Parties agree on the following, in accordance with mutual promise, agreements, and favorable considerations in this Supplemental Agreement.

Article 1 Sale and Purchase of Existing Shares by STIC SPC

1.1

Notwithstanding Article 3.2 of the Investment Agreement, the number of shares of the Target Company held by STIC SPC that STIC may request to sell in the procedure of the IPO shall not exceed 214,577 shares (hereinafter referred to as the “Mandatory Sales Volume”).

1.2

DoubleU Games shall purchase from STIC SPC, and STIC SPC shall sell to DoubleU Games, such number of shares in the Target Company as notified by STIC SPC to DoubleU Games (hereinafter referred to as the “Sale Shares”), which shall not exceed the following number (hereinafter referred to as the “Sale and Purchase of Existing Shares”), and such notice shall be given in writing by STIC SPC to DoubleU Games within five(5) business days from the earlier of (a) exercise date of the Over-allotment Option and (b) expiration date of exercise period of the Over-allotment Option by the Underwriters under Section 3 of the Underwriting Agreement:

Mandatory Sales Volume – [Number of shares in the Target Company sold by STIC SPC in the IPO (excluding those sold based on the Over-allotment Option) + Number of shares in the Target Company purchased by the Underwriters from STIC SPC based on their exercise of the Over-allotment Option] (the aggregate number of such shares shall be referred to as the “Actual Sales Volume”)

1.3	The sale price for the Sale and Purchase of Existing Shares (hereinafter referred to as the “Sale Price”) shall be determined as follows:

(1)

If the public offering price of ADS determined for the IPO (the “Public Offering Price”) is equal to or higher than the price calculated in accordance with Paragraph 3 below (the “Base Price”), the Sale Price shall be calculated as follows in KRW:

Sale Price = Public Offering Price x 20 (ADR multiple for the IPO) x Number of Sale Shares x Reference Exchange Rate

(2)	If the Public Offering Price is less than the Base Price, the Sale Price shall be calculated as follows in KRW:

Sale Price = [{Base Price x 20 x Number of Sale Shares} + {(Base Price—Public Offering Price) x 20 x Actual Sales Volume}] x Reference Exchange Rate

(3)	“Base Price” in this section shall be the amount calculated as follows:

Base Price = USD[(293,600 ÷ Reference Exchange Rate ÷ ADR multiple)*(1.08)N]

*ADR multiple: the number of ADS issued in response to one common stock issued by the Target Company according to the Underwriting Agreement (20 in the case of the IPO).

*N (Multiplier period): the number calculated by dividing the period from May 25, 2017 to the day when the Public Offering Price is finally determined by 365 days (provided, however, that if there is a leap year, the number days in such year shall be considered when calculating the multiplier period)

(4)

“Reference Exchange Rate” in this section shall mean the base exchange rate for the conversion (mae-mae-gi-joon-yool in Korean) of USD finally announced by the KEB Hana Bank Co., Ltd. in accordance with the Foreign Exchange Transaction Act just before the time in which the Public Offering Price is determined according to the Underwriting Agreement.

1.4

The closing date of the Sale and Purchase of Existing Shares shall be the date agreed between STIC SPC and DoubleU Games, which should fall within one (1) month from the date on which STIC SPC notifies DoubleU Games in writing pursuant to Article 1.2 (or, if STIC SPC and DoubleU Games fail to agree on such date, one (1) month anniversary of such date of notification), and the following shall be performed simultaneously on the closing date:

(1)	STIC SPC shall transfer its ownership of the Sale Shares to DoubleU Games, free and clear of any encumbrances or restrictions; and

(2)	DoubleU Games shall pay the Sale Price in KRW as converted based on the Reference Exchange Rate to such account as notified by STIC SPC prior to the above closing date.

1.5

If STIC SPC fails to give notice as set forth in Article 1.2 or the Sale and Purchase of Existing Shares is completed between STIC SPC and DoubleU Games pursuant to this Article 1, the obligation for the qualified initial public offering under Article 3.1 of the Investment Agreement, the obligation for the sale of existing shares under Article 3.2 of the Investment Agreement and the obligation for the public offering under Article 3 of the Relevant Agreement shall be deemed to have been fully performed.

1.6

If the Public Offering Price after the bookbuilding process is determined to be less than KRW 293,600, which is the investment price of STIC, STIC SPC and DoubleU Games shall negotiate to determine whether to further proceed with the IPO. For the avoidance of doubt, if STIC SPC and DoubleU Games fail to mutually make such determination, the IPO shall be suspended, this Supplemental Agreement shall be terminated, and STIC and DoubleU Games shall be entitled to exercise their rights and perform obligation under the Investment Agreement.

1.7

If STIC SPC and the Underwriters enter into a lock-up agreement in connection with the shares in the Target Company held by STIC SPC, DoubleU Games shall succeed STIC SPC’s obligations under such lock-up agreement in respect of the Sale Shares when purchasing them from STIC SPC, which shall not constitute a violation of Section 1.4, Paragraph 1 above.

Article 2 Underwriting Fees Related to IPO

The fees payable to the Underwriters in consideration for their underwriting performance for the IPO shall be borne by the Target Company and STIC SPC in proportion to the number of new shares to be issued by the Target Company for the issuance of ADS and the Actual Sales Volume of STIC SPC, respectively.

Article 3 Miscellaneous

3.1	This Supplemental Agreement and any disputes arising therefrom or related thereto shall be governed, interpreted and enforced in accordance with the laws of the Republic of Korea.

3.2

In case of any dispute arising out of this Supplemental Agreement, each Party shall seek a resolution through good-faith consultations. If the dispute is not resolved despite such consultations, it will be resolved by a trial with exclusive jurisdiction of the Seoul Central District Court.

3.3	Terms defined in the Investment Agreement shall have the same meaning in this Supplemental Agreement, unless defined otherwise in this Supplemental Agreement or otherwise interpreted in context.

3.4

This Supplemental Agreement shall be executed in both Korean and English versions, and in the event of any discrepancy between the Korean version and the English version of this Supplemental Agreement, the Korean version shall prevail.

(The following margin for seal)

In order to evidence the execution of this Supplemental Agreement, the Parties shall execute 4 copies of this Supplemental Agreement, which shall be kept by each Party.

July 16, 2021

DoubleU Games Co., Ltd.

Signature (Seal): Corporate Seal

In order to evidence the execution of this Supplemental Agreement, the Parties shall execute 4 copies of this Supplemental Agreement, which shall be kept by each Party.

July 16, 2021

Double Down Interactive Co., Ltd.

Signature (Seal): Corporate Seal

In order to evidence the execution of this Supplemental Agreement, the Parties shall execute 4 copies of this Supplemental Agreement, which shall be kept by each Party.

July 16, 2021

STIC Special Situation Private Equity Fund

Signature (Seal): Corporate Seal

In order to evidence the execution of this Supplemental Agreement, the Parties shall execute 4 copies of this Supplemental Agreement, which shall be kept by each Party.

July 16, 2021

STIC Special Situation Diamond Limited

Signature (Seal): Corporate Seal